Exhibit 2.8

AMENDMENT TO INVESTMENT AGREEMENT

Amendment dated as of March 28, 2005 to the Investment Agreement, dated as of October 18, 2004 by and among Hollywood Casino Shreveport. a Louisiana general partnership (the “Company”), Eldorado Resorts LLC, a Nevada limited liability company (“Eldorado”), Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Investor I”), and Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Investor II”).

WITNESSETH :

WHEREAS, on October 18, 2004, the Company, Eldorado, Investor I and Investor II entered into an Investment Agreement (such Investment Agreement is hereinafter referred to as the “Agreement” and the terms of which are incorporated herein by reference and made a part hereof);

WHEREAS, the parties hereto have duly authorized the execution and delivery of this amendment and this amendment is executed by the parties hereto pursuant to Section 8.9 of the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

1.     Defined Terms.  Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.

2.     Amendment of Section 7.1.  Section 7.1(c) of the Agreement is amended by deleting the reference to “March 31, 2005” and substituting in its place “June 30, 2005”.

3.     Investment Agreement as Amended.  The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this amendment shall be effective as of March 28, 2005, as if executed on such date.  It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

4.     Full Force and Effect.  If any term, provision, covenant or restriction of this amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the Terms, provisions, covenants and restrictions of this amendment, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.     Governing Law.  This amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

6.     Execution in Counterparts.  This amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

7.     Ratification, Adoption and Approval.   In all respects not inconsistent with the terms and provisions of this amendment, the Agreement is hereby ratified, adopted, approved and confirmed.

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IN WITNESS WHEREOF, the parties have caused this amendment to be duly executed as of the day and year first above written.

HOLLYWOOD CASINO SHREVEPORT
By: HCS I, Inc., its managing general partner

By:	/s/ John C. Hull
Name: John C. Hull
Title: Chairman of Board, Chief Executive Officer
and President of HCS I, Inc.

ELDORADO RESORTS LLC
By: Recreational Enterprises, Inc., its Managing
Member

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Vice President

ELDORADO SHREVEPORT #1, LLC

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Manager

ELDORADO SHREVEPORT #2, LLC

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Manager